Exhibit 10.14

June 29, 2000

Ward D. Hewins

341 Beacon Street

Boston, MA 02116

Dear Ward:

On behalf of Advanstar Communications, it gives me great pleasure to confirm an offer of employment to you for the position of Deputy General Counsel, which reports to me in our Boston office. Your effective date of employment will be as soon as possible, as you determine based on your expressed desire for a smooth transition from your current employment. Our expectation is that you will start in late July.

Your starting base salary will be at the bi-weekly rate of $6,153.85 (or $160,000 annualized). Our pay periods are bi-weekly with pay days every other Friday via direct deposit. In addition, you will be eligible to receive an annual bonus based on your job performance with a targeted amount of $40,000. Although the bonus is paid on a calendar year basis, your payment for calendar year 2000 will not be prorated due to your mid-year commencement of employment, but rather will be calculated as if you had been employed by the Company for the full 2000 calendar year.

Conditioned on your actual commencement of employment, you have been granted options to purchase 7,500 shares of common stock of Advanstar.com, Inc., our internet operating company, at an exercise price of $0.80 per share. This grant is subject to a vesting schedule and all other terms contained in the plan document and your option agreement. These documents will be forwarded to you shortly. Of course, we cannot make any representations to you about the future value of Advanstar.com, Inc. or your options.

In addition, you will be eligible for all of our benefit programs, which go into effect the first of the month following your start date. Enrollment materials will be sent to you shortly. In general, benefits are currently provided in areas of vacation, sick pay, group health and dental insurance, life insurance, AD&D as well as long-term disability insurance protection, all as outlined in the applicable plan documents. We also currently have a 401(k) Plan which you can join the first of the month following one year of employment.

Please note that your employment with Advanstar is on an “at will” basis. That means that you can terminate your employment at any time, for any or no reason, with or without prior notice, and the Company reserves the same right. Please familiarize yourself with all other policies which cover your employment by carefully reviewing the Employee Handbook which will be provided to you upon your arrival.

Notwithstanding the “at will” nature of your employment, we have agreed to specific provisions to govern certain types of potential termination of your employment:

(a)           If you are terminated during the one year period after a Change of Control of the Company which Change of Control occurs prior to July 1, 2001, and such termination results from such Change of Control, you will receive nine months of your Compensation. The term “Change of Control” shall mean any transaction which results in any entity other than Hellman &

Friedman and/or its portfolio entities owning either (i) a majority of the outstanding capital stock of the ultimate parent company of Advanstar; or (ii) all or substantially all of the assets of Advanstar. The term “Compensation” means base salary, target bonus and health benefits. Notwithstanding anything to the contrary contained herein, in the event that this clause (a) is applicable, it shall supersede and replace the following clause (b), which clause (b) shall therefore be inapplicable in its entirety.

(b)          If you are terminated without Cause (i) before January 1, 2002, you will receive six months of your Compensation; (ii) on or after January 1, 2002 but before July 1, 2003, you will receive nine months of your Compensation; and (iii) on or after July 1, 2003, you will receive twelve months of your Compensation. The term “Cause” means conduct involving one or more of the following: (i) the substantial and continuing failure, after notice thereof, to render services to the Company in accordance with the terms or requirements of your employment; (ii) disloyalty, gross negligence, willful misconduct, dishonesty, or breach of fiduciary duty to the Company; (iii) the commission of an act of embezzlement or fraud, a felony or a crime involving moral turpitude; (iv) deliberate disregard of the rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company; (v) the unauthorized disclosure of any trade secret or confidential information of the Company; or (vi) the commission of an act which breaches your duty not to compete with the Company while employed by the Company or which induces any customer or supplier to breach a contract with the Company. (This definition is identical to the definition which is contained in my stock option agreement and which governs my eligibility for severance.)  In addition, for purposes of this clause (b), relocation of your principal office location outside the greater Boston area without your consent shall be tantamount to termination without Cause.

Any payment made to you pursuant to clauses (a) or (b) above will constitute your full entitlement to severance (in lieu of any standard severance policy of the Company) and you will be required to execute a standard release of any related claims against the Company.

On behalf of all of us at Advanstar, I warmly welcome you aboard and wish you a terrific future at the Company. I greatly look forward to working together.

Very truly yours,

/s/ Eric I. Lisman

Eric I. Lisman